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                                                                     Exhibit 5.1

                                                                 December 8,1997

Executive Risk Inc.
82 Hopmeadow Street
Simsbury, CT  06070

Ladies and Gentlemen:

            We refer to the Registration Statement on Form S-3 (Registration No. 333-40657) (the "Registration Statement") filed by Executive Risk Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to $75 million aggregate principal amount of ____% Senior Notes due 20__ ("Securities") to be offered as set forth in the Registration Statement.

            We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, such corporate records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate as a basis for the opinions expressed below. In such examination, we have assumed the authenticity of all documents presented to us as originals, the conformity to the originals of all documents presented to us as copies, and the authenticity of the originals of such latter documents.

            Based upon the foregoing, we are of the opinion that:

            1. the Company is duly incorporated and existing under the laws of the State of Delaware; and

            2. assuming the effectiveness of this Registration Statement under the Act and the qualification of the Indenture hereinafter referred to under the United States Trust Indenture Act of 1939, as amended, the due execution and delivery of the Securities on behalf of the Company, the due authentication of the Securities by The Chase Manhattan Bank, the Trustee under the proposed form of the Indenture relating to the Securities (the "Indenture") to be entered into between the Company and The Chase Manhattan Bank, the sale and delivery of the Securities at the price and in accordance with the terms set forth in the Registration Statement, insofar as the laws of the State of New York are applicable the Securities will thereupon be legal, valid and binding obligations
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                  of the Company enforceable in accordance with their terms
                  (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors' rights generally from time to time in effect and to general principles of equity as they relate to enforcement of remedies).

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Opinions" in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,



                                        /s/ Dewey Ballantine LLP


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